Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-204350 and 333-215887) and the Registration Statements on Form S-8 (No. 333-108979, 333-166638, 333-180735, and 333-183911) of U.S. Energy Corp. of our report dated April 17, 2017, relating to our audits of the consolidated financial statements, included in the Annual Report on Form 10-K of U.S. Energy Corp. for the years ended December 31, 2016, 2015 and 2014.

Our report dated April 17, 2017 contains an explanatory paragraph that states that the Company has a working capital deficit, an accumulated deficit, has incurred recurring losses from operations, and is in default of its loan covenants as of and for the year ended December 31, 2016, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein & Associates LLP

Denver, Colorado

April 17, 2017